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NYSE Euronext

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Safe Harbor Statement

In connection with the proposed business combination transaction between NYSE Euronext and Deutsche Börse AG, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed, and the SEC has declared effective on May 3, 2011, a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Börse AG shares held by U.S. holders. Holding has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”), which was approved by the BaFin for publication pursuant to the German Takeover Act (Wertpapiererwerbs-und Übernahmegesetz), and was published on May 4, 2011.

Investors and security holders are urged to read the definitive proxy statement/prospectus, the offering prospectus, the offer document and published additional accompanying information in connection with the exchange offer regarding the proposed business combination transaction because they contain important information. You may obtain a free copy of the definitive proxy statement/prospectus, the offering prospectus and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s website at www.nyse.com. The offer document and published additional accompanying information in connection with the exchange offer are available at Holding’s website at www.global-exchange-operator.com.  Holders of Deutsche Börse shares who have accepted the exchange offer have certain withdrawal rights which are set forth in the offer document.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Börse AG or NYSE Euronext. The final terms and further provisions regarding the public offer are disclosed in the offer document that has been approved by the BaFin and in documents that have been filed with the SEC.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. The exchange offer and the exchange offer document shall not constitute an issuance, publication or public advertising of an offer pursuant to laws and regulations of jurisdictions other than those of Germany, United Kingdom of Great Britain and Northern Ireland and the United States of America.  The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

Subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the exchange offer will not be made directly or indirectly in or into Japan, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce or any facility of a national securities exchange of Japan. Accordingly, copies of this announcement or any accompanying documents may not be, directly or indirectly, mailed or otherwise distributed, forwarded or transmitted in, into or from Japan.

The shares of Holding have not been, and will not be, registered under the applicable securities laws of Japan. Accordingly, subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the shares of Holding may not be offered or sold within Japan, or to or for the account or benefit of any person in Japan.

Participants in the Solicitation

NYSE Euronext, Deutsche Börse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and the other relevant documents filed with the SEC.

Forward-Looking Statements

This document includes forward-looking statements about NYSE Euronext, Deutsche Börse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Börse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Börse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Börse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Presentation at the Sandler O’Neill 2011 Global Exchange and Brokerage Conference by Duncan Niederauer, CEO of NYSE Euronext and Reto Francioni, CEO of Deutsche Börse  (June 10, 2011, 3:00 p.m.):

OPENING SPEAKER: This year has obviously been a different year with the continuing innovation and different formats.  The second joint presentation which I promised you from this morning, we have both the Deutsche Börse boss Reto Francioni as well as my friend the CEO of the NYSE Euronext Duncan Niederauer.  They will do this joint presentation and I believe they will be plenty of time for Q&A. They are open and willing to communicate with investors here.

            I think you all know the deal.  It is a transatlantic merger that certainly all eyes are on to bring together two very significant and historic transactions that everybody is watching.

            To continue on with our process that we followed all the way through the conference, the personal attributes of Duncan Niederauer, if you have ever seen him shoot, we didn't have the foul shooting contest last night, but every other year he has been in the finals or has won.  Such a unique capability he has.

            Reto Francioni, what we just learned, he is a very expert fly fisherman, is that correct, so they are both tremendous leaders and it is my pleasure to introduce both Duncan Niederauer and Reto Francioni.  Thank you.

MR. FRANCIONI: Thank you for the kind introduction.  Ladies and gentlemen, thank you very much for giving Duncan and me the opportunity today to present our business combination.  We will jointly go through the presentation and after that conduct a Q&A session.

            Starting with the first charter proposed, the business compilation of NYX and Deutsche Börse presents a unique opportunity for our companies, for our shareholders and for our clients.

            It will enable us to create the world's leading exchange organization. First, it is strategically compelling, combining the two companies.  It will bring two of the world's most renowned and successful exchange operators together under the same roof.

            The NYX is not only one of the world's foremost exchanges is for listing, a leading provider in the cash market and outstanding derivatives house, but it is also a brand which is recognized like no other.

            Deutsche Börse leads the way in derivatives trading, clearing and risk management as well as in post rate operations.  By combining these two firms we will be creating the world's leading exchange organization.

            This transaction will make us the world leader in derivatives and risk management, one of the biggest and well known financial centers for listing worldwide and the leading provider of high growth technology services and market data as well as the renowned family of stocks embassies and the global pioneer in internal post rate services.

            Second, the transaction is financially attractive.  We expect four hundred million euro in annual round rate cost savings and at least €150 million in through cross selling and distribution opportunities as well as new and improved offerings.

            We will see increased exposure to high growth derivatives clearing risk management, post rate index and market data activities.

            Third, it is delivering value to all stakeholders, shareholders get leading scales and the diversified full service form, superior value creation through an enhanced growth profile and significant synergies.  They also have an excellent provision to expand in emerging markets.

            Investors will get steeper, more liquid and transparent markets with simplified global connectivity.

            Intermediaries will have cost and capital efficiencies.  They will have cross margin opportunities and more efficient collateral management.

            Creditors will benefit from our strong cash flow generation and credit profile.  Employees will get a global franchise with a local leadership.  They will have enhanced career opportunities. Given the global reach and scale of our combined companies we will be well positioned to work with regulators to facilitate the standardization of global market while at the same time preserving national regulatory mobility.  The combined group serves as natural partner for harmonization and transparency across jurisdictions providing stability to the financial system.

            There will be a deal will that unable us to develop new products and services that will shape the exchange industry for years to come.  The markets are global and participants are looking for a partner that can provide services across the value chain.  The combined group will have leading products and services at every link in the value chain, pretrade and post-trade.  We will be in a position to provide integrated services as no one else can.

            Our clients will have unparalleled access to markets, products and information around the world and around the clock.  The combination of both companies will create a world leader in the major asset classes and services.

            First, for our derivatives businesses we are bringing together two complimentary businesses.  Combining these platforms will allow us to deliver an innovative product to clients and create a more compelling value proposition for established European and benchmark products globally.

            Second, the combined cash trading and listing business will create the exchange group with one of the deepest pools of liquidity for European and US equities and it will become the most iconic venue for capital rising in the world, growing listed companies from around the globe.

            Third, the combination of high growth market data and index businesses as well as technology services will create one of the largest capital market technology and data services company in the industry. We will create leading scale in the exchange industry.

            At today's market price both companies amount for €2.1 billion. This makes the combined group the world's largest exchange group in terms of revenue and operating profit.

            Before Duncan Niederauer moves on with the presentation and our proposed business combination, I would like to talk about the acquisition of the 15 percent economic share in Eurex that we have announced earlier this week.  We have signed an agreement that will make us the sole owner of the current jointly owned business.  On the agreement Deutsche Börse will receive 100 percent of all Eurex sales revenue and profits instead of the 85 percent currently reflected in our account.  In return SIX Group will receive 295 million euro in cash and 295 million euro in shares of the combined Deutsche Börse and NYSE Euronext entity. The transaction results in a simplification of the Eurex management structure as well as in the reduction of administrative efforts.

            Furthermore, the post merger integration of Eurex and NYSE Euronext will be simplified.  We are very pleased that we have reached a fair agreement with our Swiss partners that positions Eurex for continued successful development.  The agreement is still subject to the formal approval of the Supervisory Board of Deutsche Börse and also based on the business combination agreement, the Board of Directors of Euronext.

            Both approvals are scheduled for June 16th.  The timing of the transaction is generally driven by the closing of our merger with NYSE Euronext.  As a result of the agreement Deutsche Börse expects an immediate net agreement at the closing of the transaction which is anticipated in 2012.  On a pro forma basis for the first quote in 2011 the transaction would have resulted in €26.1 million in sales revenue, €17.4 million and €15.0 higher net income.

            The net income number includes a preliminary assumption of €2.5 million, which is still subject to an assessment of the purchase price allocation.

            With this let me hand over to Duncan Niederauer.

MR. NIEDERAUER: Thank you.  I am going to spend a few minutes talking about what the combined company looks like, why we are so excited about the combination, and then I will wrap up with some of the opportunities and we will open it up to a few of your questions and then have some kind of a breakout session, probably in this room.

            If you look at this line first it shows to me the benefits of diversification.  We have proven that the two management teams are more than capable of having the expertise to run multiple businesses and I think we like the mix of the business in particular.  You will have a business that is roughly one third of its revenues from the US and a little more than two thirds from outside of the United States.  That looks an awful lot like some of our leading issuers like GE or Coca-Cola or Proctor and Gamble.  I think we are in pretty good company there.

            At the right-hand side of the slide, if you look at where we are going to be getting the revenue and profitability from, you can see that on the revenue side no business accounts for more than 40 percent of the combined companies revenue and the strongest business is now responsible for more than 45 percent of the revenue for the company.  You have a leading issuer of services and equities business, a leading derivatives and leading and technology business and a leading settlement and custody business.

            If you go a little deeper in each of these businesses I think Reto Francioni has touched on the breath and depth of the derivatives franchise.  Putting these two exchanges together put us in a position to be the innovator in terms of product invocation.  It puts us in position as a joint enterprise to return meaningful amounts of capital in the form of netting in the margin balances to clients at a time when they desperately are going to be focused on capital.

            There is nothing more important to the big customers right now that having efficient trading strategies.  We believe the $3 million number that we talked about, with the help of some of our clients looking at some of the margins, we think that will prove to be a conservative number as we introduce potentially newer products, more offsets, et cetera.

            Shifting to the listing and cashing side there is going to be no question in issuers minds that this is the premier listing venue.  We will be operating around the globe, there is no question that we will be the market leader there.  The combined company will have companies from more than 60 countries listed on our exchanges around the world and I think, as I mentioned this morning, we are competing quite effectively.  I think the US is competing very effectively.

            The way we will report going forward is we will have four segments:  derivatives, the cash and listing, information services and technology solutions and we will have the settlement and custody of the clear stream segment. Both companies are extremely well positioned in what we think is a very important growth business.  If you took our commercial technology business and data business and combined that with the technology business and analysts and data business of DB, in 2010 alone you have nearly three quarters of a billion revenue business.

            What we like about this is these are real opportunities for growth.  In our mind if the clients are buying the infrastructure as a service model from us now with the footprint we currently have that value proposition gets only more compelling as we go forward.  We can work there with our network to make that a more global business.

            I have never in my career run a CSD-like business.  I have run execution businesses, clearing businesses, I have not really run a true back office, settlement and custody business.  As we are learning more and more about it, I love the leverage the business has to interest rates.  I love the asset gathering model.

            From our point of view for investors, if you are an intermediary there is no better clearinghouse in terms of real time risk management than Eurex and we can deliver the cross margin benefits we talked about earlier.  This is the venue of choice.  We have turn the corner.  This is not about a place were you list your stock.  This is about a place where you find someone to partner with who helps you build your business globally.  That may be a consumer brand.  That may be a technology company that wants to work around the globe, whatever form it takes, we are transforming that business that this is not just a listing venue choice, it is a partnership choice and it is working.  I think you can see that in our results.

            We have been asked a lot in the last few weeks about the cost.  When we first announced the deal we thought a conservative target was €300 million. We put the integration teams to gether, and they have been working hard together.  I think we are very comfortable that €400 million is achievable.

            A lot of you have also asked for some detail. That's interesting that you found an extra €100 million, could you give us more details so we can feel that it is as credible as it can be.  The biggest difference was really in the technology.

            When we first announced the deal I think we were both going to be satisfied that if we can migrate to one platform or derivative we can probably defer the decision to merge the two.  I think upon further review we found it was easier to get common trading.

            For those of you who have been involved in merges like this, other than something like, for example, the name of the company, very few things are as emotional as what technology platform you are going to use.  It is one of these things where everybody takes pride in what they built.  If you are telling them it is anything other than their system they are disappointed.  Let's go module by module, how do clients connect to us, what do the trading engines need to look like, what is the right answer on the clearing side, the post trade side, the data center side.  I think what we are finding is it is going to be a lot more than we thought because part of the value of putting these two companies together is -- we are very proud of our common customer gateway that lets clients connect to us around the world.

            Conversely, why would we continue to try to build out our own clearinghouse when we are about to partner with the provider of one of the best clearinghouses in the world.  I think some of these decisions have proven to be easier to get to than we thought.

            The two companies have a very good and compliment footprint in Asia.  While it is hard to put our finger on what is going on out there, it is a big business for us. We have people in Singapore, Hong Kong, Sidney, Manila, Tokyo, all over the region, and we think it is a real opportunity there and.

            We also get asked a lot about where are we with the regulatory process and where are we with the integration process. The regulatory process is right on track. Although we have had a lot going on in the last few months, all of the filings have gotten in when we expected them to.  The last filing we have been working on jointly with the competition in Brussels at the staff level will be submitted in the next week or two which keeps us on track for a phrase one and completion of phase two review by the end of 2011.  The clocks are ticking where they can tick and the other clocks are ticking soon.  I think the relationship to date is very constructive and very cooperative.

            Our attitude is not to make a lot of public statements about what is happening, simply communicate, represent what we are talking about with them as effectively and openly as we can in public when we are asked about it and just continue to keep the communication lines open.  Right now we are in almost daily contact with one regulator or another and everything is moving along right on schedule.

            In terms of the voting process, I think everybody is aware our vote is July 7th.  The DB tender offer expires July 13th.  That was driven by when the filings were approved in Germany.  That's all on pace.  The shareholders get it.  I think they understand that and then we will spend the rest of the year getting the regulatory approvals and focusing on integration planning.

            If you think about it, we are five or six months away from closing this deal. We have already made significant decisions about leadership of the company, technology solutions, officially season the clearing sides, et cetera.  That is far ahead of what most companies would be in a similar situation.

            Right now we are very focused on the shareholders and the vote.  You can safely expect us to get even more focused on integration in July and spend most of our time the rest of the year on integration and the regulatory process. The teams are working very, very well together.  We are prepared to make the tough decisions.

            Reto Francioni talked about the Euronext deal to clean up the 15 percent ownership with the Swiss which I think was very well executed.  Even though we feel great about the momentum we have we thought it was the right thing to do as a joint management team.  We thought the power of saying we are going to be shareholder friendly and that we have plenty of financial flexibility is interesting, but words are words and at a certain point in time it is time to take action.

            This is the right transaction at the right time for both organizations. None of us is doing it because we have to. We are doing it because we want to.  The two of us have known each other a long time we have always thought this was a right strategic move.  The time had to be right for the both of us and we thought in the fall of last year it was.  We have already both thought about this.  If you think about it, you are bringing together two companies who three or five or ten years ago were much more one dimensional and now we step into this as two strong international companies who together are going to be even stronger

OPENING SPEAKER: Wrapping up, I think it has been a fantastic two days.  We have had 13 exchange CEOs, guys talking about literally writing the landscape of exchange, what global exchanges will look like in the next three to five years, so with that it is a wrap.  Thank you very much.

            By you coming allows us to put pressure on the CEOs and the management teams and get everybody here including the politicians and the regulators to put on a conference like that.  I will end here and we are open for suggestions for improvement, but I hope you had as good a time as I have had in the last two days and I hope you enjoyed the conference.  Thank you very much.